Exhibit 4.12
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

As of February 20, 2020, Office Properties Income Trust (the “Company,” “we,” “us” or “our”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Shares of Beneficial Interest, $.01 par value per share (“common shares”); and (ii) 5.875% Senior Notes due 2046 (the “Notes”). Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The Nasdaq Stock Market LLC (“Nasdaq”).
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
The following description of the terms of our shares of beneficial interest is a summary only. This summary is not complete and is qualified in its entirety by reference to the Company’s declaration of trust and bylaws and applicable Maryland law, including but not limited to provisions of Maryland law applicable to Maryland real estate investment trusts (the “Maryland REIT Law”). The Company’s declaration of trust and bylaws are filed as exhibits to this Annual Report on Form 10-K.
General
Our declaration of trust authorizes us to issue up to an aggregate of 200,000,000 shares of beneficial interest, all of which are currently designated as common shares. As of February 19, 2020, we had 48,201,531 common shares issued and outstanding. As of February 20, 2020, no other class or series of shares of beneficial interest has been established and is outstanding.
Our declaration of trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class or series that we have authority to issue. Our declaration of trust further authorizes our Board of Trustees to reclassify any unissued shares from time to time by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of our shares of beneficial interest or any new class or series of shares created by our Board of Trustees.
Common Shares
Voting rights. Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Holders of our common shares do not have cumulative voting rights in the election of Trustees. Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our bylaws, shareholders do not have the right to take any action by written consent. With respect to matters brought before a meeting of shareholders other than the election of Trustees, except where a different voting standard is required by any applicable law, the listing requirements of the principal securities exchange on which our common shares are listed or a specific provision of our declaration of trust or bylaws, 75% of all common shares entitled to vote at the meeting shall be required to approve the matter unless such matter has been previously approved by our Board of Trustees, in which case the vote required for approval is a majority of votes cast at the meeting.
Under our declaration of trust, subject to the provisions of any class or series of our shares then outstanding, our shareholders are entitled to vote on the following matters: (1) the election of Trustees and the removal of Trustees; (2) any amendment to our declaration of trust; (3) termination of the Trust; (4) merger or consolidation of the Trust to the extent required by the Maryland REIT Law or the sale or disposition of substantially all our assets, in each case, to the extent a shareholder vote is required under the Maryland REIT Law, provided that any such action described in items (2) - (4) has first been approved by our Board of Trustees; and (5) such other matters with respect to which our Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to our shareholders for approval or ratification. Our shareholders will also be entitled to vote on such matters as may be required by our declaration of trust, bylaws or applicable law.
Under the Maryland REIT Law, a Maryland real estate investment trust (“REIT”) generally cannot dissolve, amend its declaration of trust, convert or merge unless these actions are approved by at least two thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust’s declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of the votes entitled to be cast on the matter. Our declaration of trust provides for approval of any of the foregoing actions by a majority of all votes entitled to be cast on these actions provided the action has been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees (as defined in our declaration of trust). Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions which have been approved by 60% of our Board of Trustees, including 60% of our Independent Trustees, will be the affirmative vote of a majority of the votes cast on the matter.
Board of Trustees. Our Board of Trustees is divided into three classes. At each annual meeting, shareholders elect the successors of the class of Trustees whose term expires at that meeting for a term expiring at the annual meeting held in the third year following the year of their election. The classified board provision could have the effect of making the replacement of incumbent Trustees more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change in a majority of our Board of Trustees.
Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our common shares are listed, and subject to the voting rights of any class or series of our shares of beneficial interest which may be hereafter created, a plurality of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present is required to elect a Trustee.
In case of failure to elect Trustees at an annual meeting of shareholders, the incumbent Trustees will hold over and continue to direct the management of our business and affairs until they resign or their successors are elected and qualify. Any vacancy on our Board of Trustees may be filled only by a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum, for the remaining term of the class in which the vacancy exists and until a successor is elected and qualifies. Our declaration of trust and bylaws provide that a Trustee may be removed (1) only for cause, at a meeting of our shareholders properly called for that purpose, by the affirmative vote of the holders of not less than 75% of our common shares then outstanding and entitled to vote in the election of such Trustee, or (2) with or without cause by the affirmative vote of not less than 75% of the remaining Trustees. This provision precludes shareholders from removing our incumbent trustees unless for cause and they can obtain the requisite affirmative vote of shares.
Distribution rights. Subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the ownership restrictions described in our declaration of trust, all of our common shares are entitled to receive distributions on our common shares if, as and when authorized by our Board of Trustees and declared by us out of assets legally available for distribution (as determined by our Board of Trustees).
Liquidation rights. Subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the ownership restrictions described in our declaration of trust, all of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders (as determined by our Board of Trustees) in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.
Registration rights. Some of our shareholders have certain demand registration rights and piggyback and other registration rights with respect to our common shares held by them, as described from time to time in our periodic reports filed with the Securities and Exchange Commission (“SEC”).
Other rights and preferences. Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights, or preemptive rights to subscribe for any of our securities.
Preferred Shares
Pursuant to our declaration of trust, our Board of Trustees, without any action by our shareholders, may issue preferred shares of beneficial interest (“preferred shares”) from time to time, in one or more classes or series, with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any preferred shares as determined by our Board of Trustees from time to time. The issuance of preferred shares, the issuance of rights to purchase preferred shares or the possibility of the issuance of preferred shares or such rights could have the effect of delaying or preventing a change in our control. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we have issued or may issue in the future.

Restrictions on Transfer and Ownership of Shares
Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or beneficially own under Rule 13d-3 under the Exchange Act, more than 9.8% in value or in number, whichever is more restrictive, of shares of any class or series of our outstanding common shares. Our declaration of trust also prohibits (a) any person from beneficially or constructively owning our shares if that ownership would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify for taxation as a REIT and (b) any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons.
Our Board of Trustees, in its sole discretion, may exempt a person, prospectively or retroactively, from the share ownership limitation if, in its discretion, it determines (1) the ownership of shares by such person would not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify for taxation as a REIT; (2) such person does not and will not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.8% interest in the tenant; (3) the ownership of shares in excess of the ownership limit pursuant to the exception requested would not cause a default under the terms of any contract to which we or any of our subsidiaries are party or reasonably expect to become a party; and (4) the ownership of shares in excess of the ownership limit is in our best interest. In connection with any requested exemption, our Board of Trustees may require such rulings from the Internal Revenue Service (“IRS”) or opinions of counsel as it deems advisable in order to determine or ensure our qualification for taxation as a REIT and such representations, undertakings and agreements it deems necessary or advisable in order for it to make the foregoing determinations.
In determining whether to grant an exemption, our Board of Trustees may consider, among other factors, the following:

•	the general reputation and moral character of the person requesting an exemption;

•	whether the person’s ownership of shares would be direct or through ownership attribution;

•	whether the person’s ownership of shares would adversely affect our ability to acquire additional properties or engage in other business;

•	whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies.

•	whether the person requesting an exemption has been approved as an owner by all regulatory or other governmental authorities that have jurisdiction over us; and

•
whether the person requesting an exemption is attempting a change in control or to affect our policies in a way in which our Board of Trustees, in its discretion, considers adverse to our or our shareholders’ best interests.

Any attempted transfer of our shares which, if effective, would result in our shares being owned by fewer than 100 persons shall be void ab initio, and the intended transferee shall acquire no rights in such shares.
If a person attempts a transfer of our shares in violation of the other ownership limitations described above, then our Board of Trustees is authorized and empowered to deem that number of shares which would cause the violation (a) to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us or (b) to the fullest extent provided by law, to be void ab initio. A transfer to the charitable trust will be deemed to be effective as of the close of business on the business day prior to the date of our Board of Trustees’ determination to have such transfer occur or at such other time determined by our Board of Trustees. The prohibited owner will generally not acquire any rights in these excess shares (except to the extent provided below upon sale of the shares), will not benefit economically from ownership of any excess shares, will have no rights to distributions, will not possess any rights to vote and, to the extent permitted by law, will have no claim, cause of action or other recourse against the purported transferor of such shares. Subject to Maryland law, the trustee of the charitable trust will have the authority to rescind as void any vote cast by the prohibited owner prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary.
Unless otherwise directed by our Board of Trustees, within 20 days after receiving notice from us that our shares have been transferred to a charitable trust, or as soon thereafter as is practicable, the trustee will sell the shares and related rights held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

•	the prohibited owner will receive the lesser of:

(1)
the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, in the case of a gift, devise or other similar transaction, the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be transferred to the charitable trust less our and the charitable trustee’s costs, expenses and compensation described below; and

(2)	the net sales proceeds received by the trustee from the sale or other disposition of the shares held in the charitable trust.

•
any net sale proceeds in excess of the amount payable to the prohibited owner shall be immediately paid to the charitable beneficiary, less the costs, expenses and compensation of the charitable trust and trustee.

If, prior to our discovery that shares have been transferred to the charitable trust, a prohibited owner sells those shares, then:

•	those shares will be deemed to have been sold on behalf of the charitable trust; and

•
to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee, the prohibited owner must pay the excess to the trustee upon demand.

Also, shares held in the charitable trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•
the price per share in the transaction that resulted in the transfer to the charitable trust or, in the case of a devise or gift, the market price at the time of the devise, gift or other similar transaction, the market price per share on the day of the event causing that transfer; and

•	the market price on the date we or our designee accepts the offer.
In either of the above cases, the price per share will be less our and the charitable trustee’s costs, expenses and compensation described below.
We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. The net proceeds of the sale to us will be distributed to the prohibited owner in the amount determined pursuant to the above provisions.
Every owner of 5% or more of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after we so request, stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns and a description of the manner in which those shares are held. Any such owner who holds our shares as nominee for another person who is required to include distributions on our shares in his or her gross income (the actual owner) is required to give written notice to us stating the name and address of the actual owner and the number of each class and series of our shares of the actual owner with respect to whom the holder of our shares is nominee. Each shareholder is required to provide us with such information as we may request, in good faith, in order to determine our qualification for taxation as a REIT, to determine our compliance with other applicable laws or requirements of any governmental authority and compliance with such share ownership limitations.

Our declaration of trust provides that the trustee of the charitable trust is entitled to reasonable compensation for its services, as determined by agreement between our Board of Trustees and the charitable trustee, and is entitled to be indemnified for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our declaration of trust. Any such compensation, costs and expenses may be funded from the charitable trust or by us and, if funded by us, we are entitled to reimbursement on a first priority basis from the charitable trust.
We are also entitled, without limiting a shareholder’s other obligations under our declaration of trust and bylaws, to collect from the charitable trust our costs and expenses incurred in the process of enforcing the ownership limitations contained in our declaration of trust.
The restrictions in our declaration of trust described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated interdealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.
All certificates evidencing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.
The restrictions on transfer and ownership in our declaration of trust are intended to assist with our compliance with the requirements for qualification and taxation as a REIT under the Code and otherwise to promote our orderly governance. These restrictions do not apply to The RMR Group LLC (“RMR LLC”) or its affiliates.
Business Combinations
The Maryland General Corporation Law (“MGCL”) contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust’s outstanding voting shares; or

•
an affiliate or associate of the trust who, at any time within the two year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the trust.

After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

•	the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•
the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust’s shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.
The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which that shareholder otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees. Our Board of Trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by our Board of Trustees, including the approval of a majority of the members of our Board of Trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.
Control Share Acquisitions
The MGCL contains a provision which regulates control share acquisitions. This provision applies to REITs formed under Maryland law like us. The MGCL provides that control shares of a REIT formed under Maryland law acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares, which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one tenth or more but less than one third;

•	one third or more but less than a majority; or

•	a majority or more of all voting power.
An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.
Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the company. The MGCL provides for certain exceptions from the definition of control share acquisition.
A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay the expenses of the meeting, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute of the MGCL does not apply to the following:

•	shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

•	acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.
Our bylaws contain a provision exempting any and all acquisitions by any person of our common shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•
a requirement that a vacancy on the board be filled only by the remaining trustees in office and for the replacement trustee to serve for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a shareholder requested special meeting of shareholders.
Through other provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we (1) have a classified Board of Trustees; (2) require the affirmative vote of the holders of not less than 75% of all of the votes entitled to be cast in the election of such Trustee for the removal of any Trustee from our Board of Trustees, which removal will be allowed only for cause, subject to conditions, (3) vest in our Board of Trustees the exclusive power to fix the number of our Trustees, (4) require that only our Board of Trustees may fill vacancies on our Board of Trustees, and (5) vest in our Board of Trustees the exclusive power to call meetings of our shareholders. Under our bylaws, we have also elected to be subject to the provisions of Subtitle 8 that (1) require that a vacancy on our Board of Trustees be filled only by the remaining Trustees in office and for the remainder of the full term of the class of Trustees in which the vacancy occurred and (2) vest in our Board of Trustees the exclusive power to fix the number of our Trustees.
Anti‑Takeover Effect of Maryland Law and of Our Declaration of Trust and Bylaws
The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

•
the prohibition in our declaration of trust of any shareholder other than excepted holders, including RMR LLC and its affiliates from owning more than 9.8% in value or in number, whichever is more restrictive, of any class or series of our outstanding shares, including our common shares;

•	the division of our Trustees into three classes, with the term of one class expiring each year and, in each case, until a successor is elected and qualifies;

•
shareholder voting rights and standards for the election of Trustees and other matters which generally require larger majorities for approval of actions which are not approved by our Trustees than for actions which are approved by our Trustees;

•	the authority of our Board of Trustees, and not our shareholders, to adopt, amend or repeal our bylaws and to fill vacancies on our Board of Trustees;

•	the fact that only our Board of Trustees, or if there are no Trustees, our officers, may call shareholder meetings and that shareholders are not entitled to act without a meeting;

•	required qualifications for an individual to serve as a Trustee and a requirement that certain of our Trustees be Managing Trustees and other Trustees be Independent Trustees;

•
limitations on the ability of, and various requirements that must be satisfied in order for, our shareholders to propose nominees for election to our Board of Trustees and propose other business to be considered at a meeting of our shareholders;

•
the requirement that an individual Trustee may be removed by our shareholders, with cause, by the affirmative vote of holders of not less than 75% of our common shares entitled to vote in the election of such Trustee or, with or without cause, by the affirmative vote of not less than 75% of the remaining Trustees;

•
the authority of our Board of Trustees to adopt certain amendments to our declaration of trust without shareholder approval, including the authority to increase or decrease the number of authorized shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our shares or otherwise be in the best interests of our shareholders), to increase or decrease the number of shares of any class or series, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our shares or any new class or series of shares created by our Board of Trustees;

•	the requirement that amendments to our declaration of trust may be made only if approved by 60% of our Trustees, including 60% of our Independent Trustees (as defined in our declaration of trust);

•	the business combination provisions of the MGCL, if the applicable resolution of our Board of Trustees is rescinded or if our Board’s approval of a combination is not obtained; and

•	the control share acquisition provisions of the MGCL, if the provision in our bylaws exempting acquisitions of our shares from such provisions is amended or eliminated.
In addition, the agreement governing our revolving credit and term loan facilities also contains change in control provisions, as further described in that agreement, and our business and property management agreements with RMR LLC contain provisions that allow for termination for convenience and termination for a performance reason but require the payment of a termination fee, as further described in those agreements.
For all of these reasons, among others, our shareholders may be unable to realize a change of control premium for any of our shares they own or otherwise effect a change of our policies.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Equiniti Trust Company.
Listing
Our common shares are listed on Nasdaq under the symbol “OPI.”
DESCRIPTION OF DEBT SECURITIES
The following description of the Notes is a summary only. This summary is not complete and is qualified in its entirety by reference to the Indenture, dated as of August 18, 2014, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 2, dated as of May 26, 2016, between the Company and the Trustee (as supplemented, the “Indenture”). The Indenture is filed as an exhibit to this Annual Report on Form 10-K. We have provided a Glossary at the end of section to define certain capitalized words used in discussing the terms of the Notes.
General
The Indenture does not limit the amount of debt securities that we may issue thereunder. We may issue debt securities of a different series or we may reopen each series of notes and, from time to time, issue additional Notes, in each case without the consent of holders of the Notes. Any additional Notes would have the same terms as the outstanding Notes (except for the issue date, the public offering price and, if applicable, the first interest payment date and related interest accrual date) and would rank equally with the then outstanding Notes; provided that if such additional Notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, or to the extent required by applicable securities laws or regulations or procedures of The Depository Trust Company, New York, New York (“DTC”), such additional Notes would have a different CUSIP number. Unless the context otherwise requires, references herein to “Notes” are deemed to include any additional notes actually issued. The Indenture and the Notes issued thereunder are governed by and construed in accordance with the laws of the State of New York.
The Notes
We issued an aggregate principal amount of $310.0 million of the Notes on May 19, 2016. The maturity date of the Notes is May 1, 2046 (unless previously redeemed) and the Notes bear interest at a rate of 5.875% per annum. As of February 20, 2020, we had an aggregate principal amount of $310 million of the Notes outstanding. The Notes were issued in denominations of $25.00 and integral multiples of $25.00 in excess thereof.
Interest. Interest is payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2016, to the persons in whose names the Notes are registered at the close of business on the

February 15, May 15, August 15 or November 15, as the case may be, immediately before the relevant interest payment date. Accrued and unpaid interest is also payable on the date of maturity or earlier redemption of the Notes. Interest on the Notes will be computed on the basis of a 360 day year of twelve 30 day months. If any interest payment date, maturity date or redemption date falls on a day that is not a Business Day, the payment will be made on the next Business Day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.
Optional Redemption of the Notes. We may redeem the Notes, in whole or in part, at any time and from time to time on or after May 26, 2021 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date.
We are required to give notice of such a redemption not less than 30 days nor more than 60 days prior to the redemption date to each holder’s address appearing in the securities register maintained by the Trustee. In the event we elect to redeem less than all of the Notes, the particular notes to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. See “—Book-Entry System and Form of Notes” below.
Ranking
The Notes are our senior unsecured obligations and rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The Notes are not guaranteed by our Subsidiaries. The notes are effectively subordinated to our mortgages and other secured indebtedness, and to all liabilities of our Subsidiaries. Accordingly, such prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from our encumbered or indirectly held properties.
Certain Covenants
Limitations on Incurrence of Debt. We will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom, the aggregate principal amount of all our and our Subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication):

(1)
Total Assets as of the end of the calendar quarter covered by our Annual Report on Form 10-K or our Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and

(2)
the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

The sum of (1) and (2) above is referred to as our Adjusted Total Assets.
In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom, the aggregate principal amount of all our and our Subsidiaries’ outstanding Secured Debt on a consolidated basis determined in accordance with GAAP is greater than 40% of Adjusted Total Assets.
In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumptions that:
(1)   such Debt and any other Debt incurred by us and our Subsidiaries on a consolidated basis since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;
(2)   the repayment or retirement of any other Debt by us and our Subsidiaries on a consolidated basis since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);
(3)   in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and
(4)   in the case of any acquisition or disposition by us or our Subsidiaries on a consolidated basis of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate which would have been in effect during the entirety of such four-quarter period had been the applicable rate for the entire such period.
Maintenance of Total Unencumbered Assets.  We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our and our Subsidiaries’ Unsecured Debt on a consolidated basis in accordance with GAAP.
Merger, Consolidation or Sale of Assets
Under the Indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•
if we merge out of existence or sell substantially all our assets, the surviving company must be an entity organized and validly existing under the laws of the United States, any state or the District of Columbia and must agree to be legally responsible for our obligations under the Indenture and the Notes;

•
immediately after the merger, sale of assets or other transaction, we may not be in default under the Indenture. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded; and

•
immediately after the merger, sale of assets or other transaction, we or the successor entity could incur at least $1.00 of Debt in accordance with the Indenture covenants limiting the incurrence of Debt.

Events of Default, Notice and Waiver
The Indentures provide that the term “event of default” for the Notes means any of the following:

•	we do not pay the principal of or any premium on the Notes when due and payable;

•	we do not pay interest on the Notes within 30 days after the applicable due date;

•
we remain in breach of any other term of the Indenture (other than a term added to the Indenture solely for the benefit of series of debt other than the Notes) for 60 days after we receive a notice of default stating we are in breach. Either the Trustee or holders more than 25% in principal amount of the Notes may send the notice;

•
final judgments aggregating in excess of $25 million (exclusive of amounts covered by insurance) are entered against us or our Subsidiaries and are not paid, discharged or stayed for a period of 60 days;

•
we default under any of our other indebtedness in an aggregate principal amount exceeding $25 million after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness; provided, however, that if we have no other senior unsecured indebtedness the maturity of which would be accelerated by a default under any of our indebtedness in an aggregate principal amount of $25 million or less, the reference to $25 million in this bullet point shall be replaced by the lesser of the indebtedness cross-default amount contained in our then existing senior unsecured credit facility or such other senior unsecured indebtedness, as long as such amount is greater than $25 million, but not to exceed $50 million. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the Trustee or the holders of more than 25% in principal amount of the Notes may send the notice; or

•	we or one of our Significant Subsidiaries, if any, experiences specified events of bankruptcy, insolvency or reorganization;
If an event of default has occurred and has not been cured, the Trustee or the holders of not less than a majority in principal amount of the outstanding Notes of the affected series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all Notes of that series will be automatically accelerated and become immediately due and payable, without any action by the Trustee or any holder. At any time after the Trustee or the holders have accelerated any series of Notes, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.
Except in cases of default where the Trustee has some special duties, the Trustee is not required to take any action under the applicable Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of not less than a majority in principal amount of the outstanding Notes of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the applicable Indenture, subject to certain limitations.
Before holders bypass the Trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Indenture or Notes, the following must occur:

•	the holder must give the Trustee written notice that an event of default has occurred and is continuing;

•
the holders of not less than a majority in principal amount of all outstanding Notes of the relevant series must make a written request that the Trustee take action because of the default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.
However, holders are entitled at any time to bring a lawsuit for the payment of money due on their Notes after their due date.
Every year we will furnish to the Trustee a written statement by certain of our officers certifying that, to their best knowledge, we are in compliance with the applicable indenture and the debt securities, or else specifying any default.
Modification of the Indenture
There are three types of changes we can make to the Indentures and the Notes:
Changes Requiring Approval of Holders of the Notes. First, we cannot make certain changes to the Indentures and our debt securities without the approval of each holder of Notes affected by the change. The following is a list of those types of changes:

•	change the stated maturity of the principal of, or interest on, the Notes;

•	reduce the principal amount of, or the rate of interest on, the Notes;

•	reduce the amount of any premium due upon redemption;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

•	change the currency or place of payment on the Notes;

•	impair a holder’s right to sue for payment on or after the stated maturity of the Notes;

•	reduce the percentage of holders of Notes whose consent is needed to modify or amend an Indenture;

•	reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of an Indenture or certain defaults and their consequences;

•
waive past defaults in the payment of principal of or premium, if any, or interest on the Notes or in respect of any covenant or provision that cannot be modified or amended without the approval of each holder of the Notes; or

•	modify any of the foregoing provisions.
Changes Requiring a Majority Vote. Second, certain changes require a favorable vote by holders of not less than a majority in principal amount of the outstanding Notes of the affected series. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect the holders of the Notes. We require the same majority vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an Indenture or Notes listed in the first category described above under “—Changes Requiring Approval of Holders of the Notes” without the consent of each holder of the Notes affected by the waiver.
Changes Not Requiring Approval. Third, certain changes do not require any approval of or vote by holders of the Notes. These include:

•	to evidence the assumption by a successor obligor of our obligations;

•	to add to our covenants for the benefit of holders of the Notes or to surrender any right or power conferred upon us;

•	to add any additional events of default for the benefit of holders of all or any of the Notes;

•
to add to or change any provisions necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form;

•
to add to, change or eliminate any of the provisions, so long as such addition, change or elimination does not apply to any Notes entitled to the benefit of such provision or modify the rights of the holder of any such Notes with respect to such provision or such addition, change or elimination only becomes effective when there is no such Notes outstanding;

•	to establish the form or terms of the Notes;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•
to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision contained therein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this bullet point shall not adversely affect the interests of the holders of the Notes in any material respect;

•
to conform, with respect to the Notes, the terms of the Indenture or Notes to the descriptions thereof contained in any prospectus, prospectus supplement and free writing prospectus relating to the offer and sale of the Notes; provided that such action pursuant to bullet point shall not adversely affect the interests of the holders of the notes of any other series in any material respect; or

•	to change anything that does not adversely affect the interests of the holders of the Notes in any material respect.
Further Details Concerning Voting. Notes are not considered outstanding, and therefore the holders thereof are not eligible to vote, if we have deposited or set aside, in trust for the holders, money for their payment or redemption or if we or one of our affiliates own them. The holders of Notes are also not eligible to vote if they have been fully defeased, as described below under “—Discharge, Defeasance and Covenant Defeasance—Discharge” or “—Full Defeasance.”
Discharge, Defeasance and Covenant Defeasance
Discharge. We may discharge some of our obligations to holders of any series of Notes that have become due and payable or will become due and payable at their stated maturity within one year, or are scheduled for redemption within one year, by depositing with the Trustee, in trust, funds in the applicable currency in an amount sufficient to pay the Notes, including any premium and interest.

Full Defeasance. We can, under particular circumstances, effect a full defeasance of any series of the Notes. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay those Notes and deliver certain certificates and opinions to the Trustee.

•
we must irrevocably deposit, in trust, for the benefit of all direct holders of the Notes money or government obligations (or, in some circumstances, depository receipts representing such government obligations), or a combination thereof, that will generate enough cash to satisfy the principal of and any premium and interest on the Notes at their stated maturity or applicable redemption date (a “government obligation” for these purposes means securities that are (1) direct obligations of the government that issued the currency in which such series is denominated (or, if such series is denominated in euros, the direct obligations of any government that is a member of the European Monetary Union) for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government the payment of which is unconditionally guaranteed as a full faith and credit obligation by such government);

•
the current U.S. federal income tax law must be changed or an IRS ruling must be issued permitting us to make the deposit described above, without causing the holders to be taxed on the Notes any differently than if we did not make the deposit and instead repaid the Notes ourselves. Under current U.S. federal income tax law, the deposit and our legal release from the Notes would be treated as though we took back the holders’ Notes and gave the holders a share of the cash and notes or bonds deposited in trust. Under such circumstances, the holders could recognize gain or loss on the Notes the holders were deemed to have returned to us; and

•	we must deliver to the trustee a legal opinion confirming the U.S. federal income tax law change or IRS ruling described above.

•	Notwithstanding the foregoing, the following rights and obligations will survive full defeasance:

•	the holders’ right to receive payments from the trust when payments are due;

•	our obligations relating to registration and transfer of Notes and lost or mutilated certificates; and

•	our obligations to maintain a payment office and to hold moneys for payment in trust.
Covenant Defeasance. Under current U.S. federal income tax law, we can make the same type of deposit described above with respect to the Notes and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.”
If we accomplish covenant defeasance, the following provisions of an Indenture and the Notes would no longer apply:

•	most of the covenants applicable to such series of Notes and any events of default for failure to comply with those covenants; and

•	any subordination provisions.
Sinking Fund
The Notes are not entitled to any sinking fund payments.
The Registrar and Paying Agent
We designated U.S. Bank National Association as the registrar and paying agent for the Notes. Payments of interest and principal are made, and the Notes are transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indentures. For Notes which we issue in book-entry form evidenced by a global note, payments will be made to a nominee of the depository.
Book-Entry System and Form of Notes
The Notes were initially issued in the form of one or more fully registered global notes without coupons that were deposited with or on behalf of DTC and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to each holder of Notes. Each global note will be issued to DTC, which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the Notes. The participants keep a record of their clients who purchased the Notes. Unless it is exchanged in whole or in part for a certificated note, each global note may not be transferred, except that DTC, its nominees, and their successors may transfer a global note in whole to one another. Beneficial interests in a global note will be shown on, and transfers of a global note will be made only through, records maintained by DTC and its participants.
If applicable, investors may elect to hold their interest in the global notes through either DTC, Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the registered global security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the applicable Notes represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the applicable Notes in the definitive form; and

•	will not be considered the owners or holders of the applicable Notes under the applicable Indenture.
Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture.
We understand that under currently existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under an Indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.
We will make payments of principal of and premium, if any, and interest, if any, on Notes represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor any trustee or any other agent of us or a trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.
No registered global security may be exchanged in whole or in part Notes registered, and no transfer of a registered global security in whole or in part may be registered, in the name of any person other than the depositary for such registered global security, unless (i) such depositary notifies us that it is unwilling or unable to continue as depositary for such registered global security or has ceased to be a clearing agency registered under the Exchange Act, and we fail to appoint an eligible successor depositary within 90 days, or (ii) an event of default shall have occurred and be continuing with respect to such Notes. In any such case, the affected registered global security may be exchanged in whole or in part for applicable Notes in definitive form and the applicable trustee will register any such Notes in such name or names as such depositary directs.
DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct participants are on file with the SEC. The information in this paragraph concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Neither we nor the Trustee assumes any responsibility for the performance by DTC or any other depositary or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.
The Trustee for the Notes
U.S. Bank National Association is the trustee under the Indentures. We have commercial deposits and custodial arrangements with U.S. Bank National Association. and its affiliates. We may enter into similar or other banking relationships with U.S. Bank National Association in the future in the normal course of business. In addition, U.S. Bank National Association acts as trustee and as paying agent with respect to other debt securities issued by us, and may do so for future issuances of debt securities by us as well.
Listing
The Notes are listed on Nasdaq under the symbol “OPINI.”
Glossary
 “Acquired Debt” means Debt of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.
“Adjusted Total Assets” is defined above under “—Certain Covenants—Limitations on Incurrence of Debt.”
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Annual Debt Service” as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries excluding amortization of debt discount and deferred financing costs.
“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or in the city in which the corporate trust office of the Trustee is located is required or authorized to close.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.
“Cash Equivalents” means demand deposits, certificates of deposit or repurchase agreements with banks or other financial institutions, marketable obligations issued or directly and fully guaranteed as to timely payment by the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, “P-2” (or its equivalent) or better by Moody’s or “A-2” (or its equivalent) or better by Standard & Poor’s.
“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) interest on Debt of the Company and its Subsidiaries, (2) provision for taxes of the Company and its Subsidiaries based on income, (3) amortization of debt discount and deferred financing costs, (4) provisions for gains and losses on properties and property depreciation and amortization, (5) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (6) amortization of deferred charges.
“Debt” of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of:

(1)	borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2)
indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such Encumbrance;

(3)  the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense, trade payable, conditional sale obligations or obligations under any title retention agreement;
(4)   the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or
(5)   any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with GAAP;
to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with GAAP. Debt (1) excludes any Debt that is fully defeased in accordance with the terms thereof or is secured by cash or Cash Equivalents irrevocably deposited with a trustee in an amount at least equal to the outstanding principal amount of such Debt and the remaining scheduled payments of interest thereon, and (2) includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or Subordinated Debt), (2) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (3) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or Subordinated Debt), in each case on or prior to the stated maturity of the applicable Notes.
“Earnings from Operations” for any period means (1) net earnings, excluding (A) gains and losses on sales of investments, (B) extraordinary items, (C) gains and losses on early extinguishment of debt, (D) property valuation losses and (E) equity in the earnings and losses of Equity Method Investments, plus (2) to the extent not included in net earnings, cash distributions received by the Company or its Subsidiaries from Equity Method Investments, in each case as reflected in the financial statements of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Equity Method Investments” means equity securities that at the time of determination: (i) are part of a class of equity securities that is traded on a national or regional securities exchange or a recognized over-the-counter market; (ii) issued by an entity (a) to which the Company’s manager at such time or an Affiliate of the Company’s manager at such time provides management services, (b) that operates in a manner intended to qualify such entity for taxation as a “real estate investment trust” under Sections 856 to 860 of the Code; and (c) that is not a consolidated Subsidiary of the Company, and (iii) are or in any prior period were accounted for in the consolidated financial statements of the Company using the equity method of accounting.
“Fair Value” means, for an Equity Method Investment, the lower of (i) the original cost of such investment, or (ii) last reported sale price on the exchange or market on which the class of equity securities of which the investment is a part is primarily traded at the time of valuation.
“GAAP” means generally accepted accounting principles in the Unites States, which were in effect on December 20, 2001.
“Joint Venture Interests” means assets of the Company and its Subsidiaries constituting an equity investment in real estate assets or other properties, or in an entity holding real estate assets or other properties, jointly owned by the Company and its Subsidiaries, on the one hand, and one or more other Persons not constituting Affiliates of the Company, on the other, excluding any entity or properties (1) which is a Subsidiary or are properties if the co-ownership thereof (if in a separate entity) would constitute or would have constituted a Subsidiary or (2) to which, at the time of determination, the Company’s manager at such time or an Affiliate of the Company’s manager at such time provides management services. In no event shall Joint Venture Interests include equity securities that are part of a class of equity securities that are traded on a national or regional securities exchange or a recognized over-the- counter market, any investments in debt securities, mortgages or other Debt or Equity Method Investments.
“Moody’s” means Moody’s Investors Service, Inc. or any successor.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Secured Debt” means Debt secured by a mortgage, lien, charge, pledge or security interest or other encumbrance on the property of the Company or its Subsidiaries.
“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (within the meaning of Regulation S-X, promulgated by the SEC under the Securities Act of 1933, as amended) of the Company.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.
“Subordinated Debt” means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the applicable Notes.
"Subsidiary” means any corporation or other Person of which a majority of (1) the voting power of the voting equity securities or (2) the outstanding equity interests of which are owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors or persons serving comparable functions as directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.
“Total Assets” as of any date means the sum of (1) the Undepreciated Real Estate Assets, (2) the Fair Value of all Equity Method Investments of the Company and its Subsidiaries, and (3) all other assets of the Company and its Subsidiaries on such date determined in accordance with GAAP (but excluding accounts receivable and intangibles); provided that the portion of Total Assets attributable to Equity Method Investments of the Company and its Subsidiaries may not exceed 35%.
“Total Unencumbered Assets” as of any date, means the sum of (1) those Undepreciated Real Estate Assets not securing any portion of Secured Debt, (2) the Fair Value of all Equity Method Investments of the Company and its

Subsidiaries not securing any portion of Secured Debt and (3) all other assets of the Company and its Subsidiaries not securing any portion of Secured Debt on such date determined in accordance with GAAP (but excluding accounts receivable and intangibles); provided that, in determining Total Unencumbered Assets as a percentage of the aggregate outstanding principal amount of Unsecured Debt of the Company and its Subsidiaries on a consolidated basis for purposes of the covenant set forth above under “—Maintenance of Total Unencumbered Assets,” Joint Venture Interests shall be excluded from Total Unencumbered Assets to the extent such Joint Venture Interests would otherwise be included therein; and provided further that the portion of Total Unencumbered Assets attributable to Equity Method Investments of the Company and its Subsidiaries may not exceed 35%.
 "Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.
“Unsecured Debt” means any Debt of the Company or its Subsidiaries which is not Secured Debt.